Exhibit 10(iii)(s)

ADDENDUM TO WHIRLPOOL CORPORATION

SPECIAL RETENTION PROGRAM FEATURES

I. INTRODUCTION

This Addendum to the Whirlpool Corporation Special Retention Program (“SRP”) Features describes how SRP grants will be administered with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

II. GRANDFATHERED AWARDS

With respect to SRP grants that vested on or before December 31, 2004, such awards shall be treated as grandfathered for purposes of Section 409A of the Code. Accordingly, the provisions of such awards shall be subject to the terms of the applicable SRP award as in effect on December 31, 2004.

III. AWARDS VESTING ON OR AFTER JANUARY 1, 2005

A. Settlement Date. Awards vesting on or after January 1, 2005 shall be settled as soon as practicable after the vesting restriction lapses, but in no event later than March 15th of the calendar year following the year in which the SRP grant becomes vested.

B. Deferral of Awards. Notwithstanding anything in an SRP award to the contrary, deferrals of SRP awards which vest on or after January 1, 2005 shall be ineligible for deferral unless such awards are described in Section IV, below.

IV. SRP AWARDS GRANTED AFTER JANUARY 1, 2009

To the extent an SRP award is granted on or after January 1, 2009, and such award is subject to a deferral election by the recipient of the award, the deferral features shall be structured and administered in a manner consistent with Section 409A of the Code.

WHIRLPOOL CORPORATION

By:	/s/ David A. Binkley
Name:	David A. Binkley
Title:	Senior Vice President
Global Human Resources

Date:	December 19, 2008